Exhibit (ii)

CERTIFICATE OF SECRETARY

I, Maureen A. Gemma, Secretary of The Calvert Fund, Calvert Impact Fund, Calvert Management Series, Calvert Responsible Index Series, Inc., Inc., Calvert Social Investment Fund, Calvert World Values Fund, Inc., Calvert Variable Series, Inc., and Calvert Variable Products, Inc. (individually, the “Fund” and collectively, the “Funds”), do hereby certify that the following are a true and correct copy of the resolutions duly adopted by the Board of Trustees/Directors (the “Board”) of the Funds at a meeting of the Board held on December 2-3, 2019, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect:

RESOLVED:	That after due consideration of all relevant factors, including, but not limited to the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made with the Fund’s custodian for the custody and safekeeping of such assets, and the nature of the securities held by the Fund, it is determined that the amount, type, form and coverage provided by the ICI Mutual Bond (the “Bond”) in an amount up to $15,000,000 is approved and deemed to be reasonable and adequate;
FURTHER
RESOLVD:	That after due consideration of all relevant factors, including, but not limited to, the number of the other parties named as insured under said Bond, the nature of the business activities of such other parties, the amount of said Bond, the amount of the premium for said Bond, the ratable allocation of the premiums among all parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond, it is determined that the portion of the premium on said Bond to be paid by the Fund, is approved and deemed to be fair and reasonable; and
FURTHER
RESOLVED:	That the Chief Compliance Officer, Treasurer and any Assistant Treasurer are designated as officers of the Fund to make any filings and give any notices required by such Fund by Rule 17g-1 under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, I have hereunto signed by name.

Dated:

February 6, 2020

/s/ Maureen A. Gemma

Maureen A. Gemma, Secretary